CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated May 22, 2009 relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of Virtus Capital Growth Fund and Virtus Strategic Growth Fund (each a series of Virtus Equity Trust), which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Philadelphia, PA

December 22, 2009